EXHIBIT 99.1


                                                             F.N.B. CORPORATION
                                                            (Nasdaq: FBAN)
www.fnbcorporation.com                                       NAPLES, FL 34102




FOR IMMEDIATE RELEASE

DATE:             July 15, 2003
CONTACT:          Clay W. Cone
                  Vice President-
                  Corporate Communications
                  239-436-1676

     F.N.B. CORPORATION EXCEEDS ANALYSTS' CONSENSUS ESTIMATE
               FOR THE SECOND QUARTER OF 2003

NAPLES, FL, July 15 - F.N.B. Corporation (Nasdaq: FBAN), a diversified financial services company, today reported net income for the second quarter of 2003 of $24.7 million, or $0.53 per diluted share. This compares with $23.9 million, or $0.51 per diluted share, for the second quarter of 2002. Second quarter 2003 results of operations include the results of Charter Banking Corp., which was acquired by F.N.B. on March 31, 2003.

These results exceeded the analysts' consensus estimate.

The company's second quarter operating revenue, consisting of net interest income on a taxable equivalent basis and non-interest income, totaled $110.5 million, up 9.7% over the same period a year ago. F.N.B.'s second quarter results reflect a return on average assets (ROA) of 1.2% and a return on average shareholders' equity (ROE) of 16.1%.

"We are extremely pleased to deliver these solid financial results during what has been a difficult environment for the industry," said Gary L. Tice, President and Chief Executive Officer of F.N.B. Corporation. "The key drivers to this performance were good revenue and loan growth along with consistently strong credit quality. We also saw improved performance in the areas of both insurance and wealth management as well as increased gains on the sale of originated mortgage loans, which boosted non-interest income."

For the first six months of 2003, net income totaled $48.0 million, or $1.02 per diluted share. This compares with $15.1 million, or $0.32 per diluted share, for the same period a year ago. During the six months ended June 30, 2003, the company incurred after-tax merger expenses of approximately $700,000, or $0.02 per diluted share, related to the acquisition of Charter Banking Corp. During the six months ended June 30, 2002, the company incurred after-tax merger expenses of approximately $30.2 million, or $0.64 per diluted share, related to the acquisition of Promistar Financial Corporation.

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Credit quality remained solid during the quarter and was consistent with the comparable periods. As of June 30, 2003, the allowance for loan losses, which totaled $72.1 million, was 1.30% of total loans and 212% of non-performing loans. Non-performing assets were 0.47% of total assets, versus 0.45% as of March 31, 2003. Annualized net charge-offs represented 0.35% of average loans for the quarter ended June 30, 2003, versus 0.43% for the quarter ended
March 31, 2003. F.N.B. expects to maintain these credit quality trends.

Net interest income on a tax-equivalent basis was $75.1 million for the second quarter of 2003, compared to $70.6 million for the second quarter of 2002, up 6.3%. For the first six months of 2003, net interest income on a tax-equivalent basis was $149.5 million, versus $139.6 million the prior year, up 7.1%. The net interest margin for the six-month period ended June 30, 2003, was 4.38%, compared to 4.69% a year ago. During the second quarter of 2003, the net interest margin declined to 4.11%, compared to 4.70% in the first quarter of 2003. The margin compression can be attributed to the acquisition of Charter Banking Corp., which reduced margin for the three months ended June 30, 2003, by 14 basis points. The margin was further reduced by the acceleration of prepayments and repricing of interest earning assets. Consistent with the industry, F.N.B. expects to continue to experience modest margin compression throughout the remainder of 2003.

Non-interest income, which includes revenue from trust and insurance operations, for the second quarter of 2003 totaled $35.4 million, up 17.6%, or $5.3 million, over the second quarter of 2002. On a sequential quarter basis, non-interest income was up 10.4% with all fee categories contributing to the increase. This boosts non-interest income to a level of 32% of total revenues, compared to 30% the previous quarter. Non-interest income also includes gains on the sale of mortgage loans. During the quarter, such gains totaled $3.6 million, versus
$1.3 million in the second quarter of 2002. The market value of assets under management at the Pennsylvania and Florida divisions of the Trust Company were $1.2 billion and $700 million, respectively. For the first six months of 2003, non-interest income totaled $67.4 million, up 16.2%, or $9.4 million, over the same period a year ago.

Non-interest expense for the second quarter of 2003 was $67.8 million, up 13.1% from $60.0 million a year ago. For the first six months of 2003, non-interest expense totaled $133.4 million, compared to $162.2 million the same period a year ago. Included in non-interest expenses for the six-months ended June 30, 2003, and 2002, were pre-tax merger expenses of $1.0 million and $41.9 million, respectively. On a linked quarter basis, non-interest expenses grew $2.3 million from the first quarter of 2003 to the second quarter of 2003. This increase was primarily attributable to the operations of Charter Banking Corp.

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The efficiency ratio, impacted by declining net interest margin, was 60.7%, for the three months ended June 30, 2003, compared to 60.6% for quarter ended
March 31, 2003, and 59.6% for the quarter ended June 30, 2002. Net overhead to average assets was 1.59% for the three months ended June 30, 2003, compared to 1.83% for the quarter ended March 31, 2003, adjusted for merger expenses, and 1.78% for the quarter ended June 30, 2002.

Book value per common share increased 11.2% from $12.30 a share as of June 30, 2002, to $13.68 a share as of June 30, 2003. Outstanding common shares totaled 46.1 million. Cash dividends per common share increased 15.4% from $0.39 a share during the six months ended June 30, 2002, to $0.45 a share during the six months ended June 30, 2003.

The company also posted solid growth in total deposits and loans. As of June 30, 2003, deposits were $6.1 billion, up 14.7% from $5.3 billion as of June 30, 2002. Deposits acquired through the acquisition of Charter Banking Corp. totaled $482 million. As of June 30, 2003, loans were $5.5 billion, up 8.9% from $5.1 billion as of June 30, 2002. Loans acquired through the acquisition of Charter Banking Corp. totaled $170 million.

On July 10, 2003, F.N.B. announced a plan to divide the corporation into two separate public companies, by spinning off the operations principally known as First National Bank of Florida. It is anticipated that the transaction will be in the form of a tax-free dividend to the existing shareholders of F.N.B. The transaction is anticipated to be completed no later than January 2004, and is subject to receipt of a favorable private letter ruling from the Internal Revenue Service along with the necessary regulatory approvals.

This action is expected to unlock shareholder value by enabling the investment community to better recognize the true value of the two companies. The Pennsylvania company should be a high-performing, high dividend paying entity with a valuation based on the dividend payout and a multiple of earnings in line with its peers. The Florida company should be well positioned for growth in one of the country's most attractive areas. As such its stock should trade in line with its Florida peers. The combined cash dividend for the companies is expected to increase by approximately 25% for 2004.


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Due to the uncertainty of the timing of expenses that will be associated with the proposed spin-off, F.N.B. Corporation has decided to discontinue providing quantitative earnings guidance. Therefore, the earnings conference call scheduled for Wednesday, July 16, 2003, will not be held. However, the company will provide expanded financial information and trends analyses in its earnings news releases going forward.

On July 1, 2003, F.N.B. completed the acquisition of Lupfer-Frakes Insurance, an independent insurance agency located in Central Florida. Founded in 1918, the Lupfer-Frakes agency offers a complete line of commercial and personal insurance as well as employee benefits with full-service offices located in Kissimmee, Maitland and Celebration, Florida. The agency's 2002 gross revenues were approximately $6 million.

"We are pleased to have completed this affiliation as scheduled during the first part of July," Tice said. "This affiliation is ideal for our organization. It furthers our expansion into the insurance agency business and solidifies our highly successful Florida franchise."

The company also continues to expand its retail banking operations in Florida. In April, F.N.B. announced the acquisition of land for the construction of a new full-service financial center in Fort Myers, Florida. The 18,000-square-foot, two-story facility will provide a complete line of financial services to small businesses, professionals and individuals, and will include drive-thru facilities as well as an ATM. Construction is scheduled to begin later this year, with completion expected in the third quarter of 2004.

Also during the quarter, F.N.B. completed the redemption of its Series A and Series B preferred stock. These shares were converted into F.N.B. Corporation common stock. F.N.B. repurchased approximately 277,000 common shares in the open market, which was equivalent to the number of shares issued in the conversion of the preferred shares.

In recognition of all these accomplishments, the Board of Directors of F.N.B. voted to increase the company's quarterly cash dividend from $0.22 to $0.24 per share. This decision was based on the company's consistently strong performance, strong cash flow from operations, and the quality of its balance sheet. The announcement was made during the company's annual shareholders meeting held on April 28, 2003, in Naples, Florida.

"This is the third time in less than two years that our company has raised the dividend. We are delighted that the company's consistently strong financial performance has enabled us to increase this dividend," Tice said. "Our focus is on providing exceptional shareholder value and this increased quarterly cash dividend reflects that commitment."

Also during the annual meeting, F.N.B. announced that its Board of Directors had declared a 5% common stock dividend. This marks the 31st consecutive year in which the company has paid a stock dividend to its shareholders. This latest stock dividend was payable on May 30, 2003, to all common stockholders of record as of May 15, 2003.

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F.N.B. Corporation currently is an $8.3 billion diversified financial services company headquartered in Naples, Florida. The company owns and operates community banks, insurance agencies, a consumer finance company and First National Trust Company. It has offices located in Florida, Pennsylvania, Ohio and Tennessee. The company's common stock is traded on The Nasdaq Stock Market under the symbol "FBAN."

F.N.B. has been honored as a Dividend Achiever by Mergent Inc., a leading provider of business and financial information on publicly traded companies. This annual recognition is based on the corporation's consistently outstanding record of increased dividend performance. The company has increased dividend payments for 31 consecutive years.

F.N.B. also has been recognized in the 2003 edition of America's Finest Companies by the Staton Institute Inc. The annual investment directory identifies U.S.-based companies with at least 10 consecutive years of higher dividends or earnings per share. Fewer than 2% of the nation's 19,000 publicly traded companies qualified for listing in the directory.

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This document contains "forward-looking statements" relating to present or future trends or factors affecting the banking industry and specifically the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance or those projected. These include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected;
(5) legislative or regulatory changes adversely affect the businesses in which F.N.B. is engaged; or (6) changes in the securities markets. F.N.B. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.


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